EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Reports Fourth Quarter and Full-Year 2003 Financial Results, Increases Dividend and Expands Stock Repurchase Authorization

CHICAGO - January 28, 2004 - The Wm. Wrigley Jr. Company (NYSE:WWY) announced sales and profit gains for the reporting periods ended December 31, 2003. For the full year 2003, earnings per share were $1.98, up 11% over the prior year, on a sales increase of 12%. Fourth quarter earnings were $0.49 per share, up 2% from a year ago, with sales up 11%.

Ronald Waters, Chief Operating Officer, commented, "This was a very positive and productive year for the Company. We were able to deliver double-digit sales and profit increases, while also devoting significant resources to launching new products, diversifying our confectionery portfolio, supporting our brands and investing in our infrastructure."

Sales and Gross Margins

For fiscal year 2003, global sales crossed the $3.0 billion mark, up $323 million or 12% from a year ago. This increase reflects a 6% sales gain in the Americas driven by an increase in shipments and positive mix, including higher sales of Orbit in the U.S. and Juicy Fruit pellet products in the U.S. and Canada. International net sales increased by 16% as a result of favorable currency translation, overall growth in volume and selected selling price increases. Strong shipments across Europe more than offset the slightly lower shipments in Asia resulting from the impact of the SARS crisis. On a currency neutral basis, the full-year sales gain for the Americas and International would have been 5% and 6% respectively. For the twelve months, worldwide shipment volume was up 4%.

Fourth quarter company sales were $821 million, up $82 million or 11% on a shipment volume increase of 4%. Quarterly sales increases of 5% in the Americas and 15% in International regions, principally Europe, were due primarily to volume gains and the benefit of currency translation. On a currency neutral basis, the sales increase would have been 4% in the Americas and 5% in International regions.

Consolidated gross profit margins for the quarter and the full year increased 140 and 50 basis points respectively, to 58.0% and 58.4%, due to slightly lower product costs and selected selling price increases.

Operating Profits and Net Earnings

For the full year 2003, operating profits rose by 11% despite increases in brand support and selling expenses associated with investment in new products and key geographies, as well as higher general administrative expenses including investment in research and development and worldwide information technology. On a currency neutral basis, operating profits were up 2%.

(continued)

Operating profits in the Americas increased by 9% for the year on volume gains and lower product costs. Currency, increased shipments and selected selling price changes led to 11% growth in International operating profits. On a currency neutral basis, operating profits in the Americas were up 7%, while International was flat due to higher brand support and selling expenses.

Full year 2003 net earnings were $446 million, up $44 million or 11%. On a per share basis, earnings rose by $0.20 or 11% to $1.98 per share. Currency translation boosted earnings by approximately $0.14 per share and supported Company investments during the year.

Strong sales in the fourth quarter allowed for significant spending on brand support and sales infrastructure, resulting in a 2% increase in operating profits for the period. Fourth quarter net earnings were $110 million, up $2 million or 2%. On a per share basis, earnings for the quarter rose by $0.01 or 2% to $0.49 per share, with currency translation providing a $0.04 per share benefit.

Dividend Increase

At today's meeting, the Board of Directors also increased the regular quarterly dividend by 7% to $0.235 per share. The new quarterly dividend was declared on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning May 1, 2004. The dividend is payable on May 3, 2004 to stockholders of record of each class of stock outstanding at the close of business on April 15, 2004.

Stock Repurchase Authority

Also at today's meeting, the Board of Directors authorized future stock repurchases of up to $100 million. This new repurchase program will follow the completion of the Share Repurchase Program authorized by the Board in 2000, under which $45 million remains available for repurchase of Company stock. "This move reflects our commitment to return value to our stockholders and the confidence the Board of Directors has in the Company's long term prospects and financial strength," said Bill Wrigley, Jr., Chairman of the Board, President and CEO.

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Wm. WRIGLEY Jr. Contacts:
Christopher Perille	Kelly McGrail
Senior Director - Corporate Communications	Director - Corporate Communications
(312) 645-4077	(312) 645-4754

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $3.0 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(TM), Wrigley's Spearmint(TM), Big Red(TM), Juicy Fruit(TM), Winterfresh(TM), Extra(TM), Freedent(TM), Hubba Bubba(TM), Orbit(TM), Excel(TM), Eclipse(TM), Airwaves(TM), Alpine(TM), Cool Air(TM), and P.K(TM) chewing gums and confections.

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 (I) to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

STATEMENT OF CONSOLIDATED EARNINGS OF WM. WRIGLEY JR. COMPANY

	Three Months Ended December 31,		Twelve Months Ended, December 31,

	2003	2002	2003	2002

Net Sales	$821,204,000	$739,314,000	$3,069,088,000	$2,746,318,000

Cost of Sales	345,263,000	321,136,000	1,276,735,000	1,156,674,000

Gross Profit	475,941,000	418,178,000	1,792,353,000	1,589,644,000

Selling and General Administrative	316,424,000	261,671,000	1,142,991,000	1,004,570,000

Operating Income	159,517,000	156,507,000	649,362,000	585,074,000

Investment Income	3,254,000	2,755,000	9,608,000	8,918,000
Other Expense	(5,372,000)	(3,903,000)	(7,429,000)	(10,571,000)

Earnings before Income Taxes	157,399,000	155,359,000	651,541,000	583,421,000

Income Taxes	47,522,000	47,597,000	205,647,000	181,896,000

Net Earnings	$109,877,000	$107,762,000	$445,894,000	$401,525,000

Net Earnings per Average Share of Common Stock (basic and diluted)(a)	$0.49	$0.48	$1.98	$1.78

Average Number of Shares Outstanding for the Period	224,804,323	225,118,280	224,962,753	225,144,663

(a) Per share calculations based on the average number of shares outstanding for the period.